Exhibit 99.1
Synaptics Reports Record Revenue and Profit for Fiscal 2009;
Announces CEO Transition
Santa Clara, CA — July 30, 2009 — Synaptics (Nasdaq: SYNA), a leading developer of human interface solutions for mobile computing, communications, and entertainment devices, today reported financial results for the fourth quarter and year ended June 30, 2009. The Company also announced that Chairman and Chief Executive Officer, Francis F. Lee, is retiring as CEO. Mr. Lee will continue to serve as Chairman and will remain involved with the Company as an advisor to Synaptics’ management team. Thomas J. Tiernan, currently President and Chief Operating Officer, will succeed Mr. Lee as President and CEO, effective immediately.
The Company’s GAAP results reflect the expensing of non-cash share-based compensation and non-cash impairment charges for the quarter ended June 30, 2008 and the years ended June 30, 2008 and June 30, 2009; and a non-cash non-operating gain for the quarter and year ended June 30, 2009.
Net revenue for the fourth quarter of fiscal 2009 was $115.3 million, an increase of approximately 19% over $96.9 million of net revenue for the fourth quarter of fiscal 2008. Net income for the fourth quarter of fiscal 2009 was $13.1 million, or $0.36 per diluted share, compared with net income of $2.6 million, or $0.07 per diluted share, for the fourth quarter of fiscal 2008. Net income for the fourth quarter of fiscal 2009 included a non-cash non-operating gain of $160,000, and net income for the fourth quarter of 2008 included a non-cash impairment charge of $4.7 million, both of which were related to the Company’s investment in auction rate securities.
Non-GAAP net income for the fourth quarter of fiscal 2009 was $17.2 million, an increase of 60% compared with non-GAAP net income of $10.7 million for the fourth quarter of fiscal 2008. On a per share basis, non-GAAP net income was $0.47 per diluted share for the fourth quarter of fiscal 2009, an increase of 57% compared with net income per diluted share of $0.30 for the fourth quarter of fiscal 2008. (See attached table for a reconciliation of GAAP to non-GAAP results.)
Net revenue for fiscal 2009 was $473.3 million, an increase of approximately 31% over $361.1 million for fiscal 2008. Net income for fiscal 2009 was $54.3 million, an increase of 75% compared with net income of $31.1 million for fiscal 2008. On a per share basis, net income was $1.53 per diluted share, an increase of 94% compared with net income per diluted share of $0.79 for fiscal 2008.
Non-GAAP net income for fiscal 2009 was $77.9 million, an increase of 52% compared with non-GAAP net income of $51.4 million for fiscal 2008. On a per share basis, non-GAAP net income was $2.19 per diluted share, an increase of 67% compared with non-GAAP net income per diluted share of $1.31 for fiscal 2008. (See attached table for a reconciliation of GAAP to non-GAAP results.)
“Fiscal 2009 was another strong year for Synaptics despite the challenging economic environment, with record annual revenue and net income growing 31% and 75%,

respectively,” stated Mr. Lee. “Our strong performance reflects solid execution across our key markets and continued progress towards our diversification strategy based on the expanding adoption of Synaptics’ interface solutions in the mobile phone market. While the current macro uncertainties are evident in our customers’ order patterns, we are encouraged by our growing pipeline of design opportunities in both the PC and non-PC markets. We expect continued growth in fiscal 2010 and will continue to invest for the future.”
Kathy Bayless, SVP Finance, added, “As we look ahead to the first quarter and new fiscal year, our outlook considers global economic conditions and the dynamic nature of the markets in which we participate. Based on our current visibility, customer order patterns, customer forecasts and backlog of $62.8 million exiting the June quarter, we anticipate revenue in the September quarter will be $113 million to $119 million. As compared to the prior year quarter, we expect solid growth from mobile phone applications, while PC based revenue will decline, primarily reflecting the expected decrease in revenue from multi-media control applications, as well as a generally lower priced touchpad product mix. Additionally, our current outlook for fiscal 2010 suggests a revenue range of $495 million to $525 million, with the first half of the year roughly flat year over year.”
Synaptics’ cash and short-term investments at the end of June totaled $192.0 million. This balance excludes $28.8 million at book value of auction rate securities, which are included in non-current assets on the balance sheet. In the September quarter, the Company received redemptions of $3.3 million of certain auction rate securities, resulting in a $160,000 non-cash, non-operating gain. The company continues to monitor its investments in auction rate securities in light of the current economic uncertainties.
Mr. Lee added, “Synaptics is stronger and better positioned than at any time in its history and as I am interested in dedicating more of my time to my family, my foundation and other charitable and civic endeavors, I feel this is the right time for me to step down as CEO. Tom and I have worked closely together to spearhead the company’s growth over the past three years, and the Board and I have confidence in Tom’s ability to lead the company through its next stages of growth. Since joining the company in March 2006, Tom’s strong business background, general management capabilities and focus on execution have served Synaptics well. During that time he has taken on increased responsibilities and broadened his role and impact within Synaptics. Tom has proven his ability to lead our global team, forge important customer relationships, expand our technology into exciting new markets, and deliver record financial results despite tough market conditions.”
“I am grateful for the confidence that Francis and the Board have placed in me, and I could not be more pleased that Francis will continue to be involved as an advisor to the Synaptics leadership team,” commented Mr. Tiernan. “Our prospects have never been brighter, and I am highly energized by the opportunity to continue the company’s mission of innovating and deploying intuitive touch solutions across multiple end-markets globally. We will build on the growth and profitability that Synaptics has achieved since its IPO in 2002 and maintain a strong focus on enhancing shareholder value as we move forward.”

Earnings Call Information
The Synaptics fourth quarter fiscal 2009 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, July 30, 2009, during which the Company will provide forward-looking information. To participate on the live call, analysts and investors should dial 1-877-941-4774 at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the Company’s Web site at www.synaptics.com.
About Synaptics Incorporated
Synaptics is a leading developer of human interface solutions for mobile computing, communications, and entertainment devices. The Company creates interface solutions for a variety of devices including notebook PCs, PC peripherals, digital music players, and mobile phones. The TouchPad(TM), Synaptics’ flagship product, is integrated into a majority of today’s notebook computers. Consumer electronics and computing manufacturers use Synaptics’ solutions to enrich the interaction between humans and intelligent devices through improved usability, functionality, and industrial design. The Company is headquartered in Santa Clara, California. www.synaptics.com
NOTE: Synaptics, TouchPad, and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries.
Use of Non-GAAP Financial Information
In evaluating its business, Synaptics considers and uses net income per share excluding share-based compensation and unusual or non-recurring items as a supplemental measure of operating performance. Net income excluding share-based compensation and unusual or non-recurring items is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The Company presents net income excluding share-based compensation and unusual or non-recurring items because it considers it an important supplemental measure of its performance. The Company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of non-cash compensation charges and unusual or non-recurring items. Net income excluding share-based compensation and unusual or non-recurring items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company’s GAAP net income. The principal limitations of this measure are that it does not reflect the Company’s actual expenses and may thus have the effect of inflating its net income and net income per share.
Forward-Looking Statements
This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding Synaptics’ anticipated revenue; revenue growth rates; the success of its growth and diversification strategies; its beliefs regarding the markets it serves and the adoption of its interface solutions in those markets; its assessment of its competitive position and opportunities in those markets; its assessment of market demands and trends in target markets; the status of its design pipeline; the amount of the investments it is making in its business; its business opportunities; and its assessment of consumer demands for various applications. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions, (c) changing market demand trends in the markets it serves, and (d) other risks as identified from time to time in Synaptics’ SEC reports, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended June 30, 2008. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.
(Tables to Follow)

Exhibit 99.1
SYNAPTICS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30,	June 30,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$169,036	$96,218
Short term investments	22,934	50,298

Total cash, cash equivalents, and short-term investments	191,970	146,516
Receivables, net of allowances of $513 and $539, respectively	84,739	69,362
Inventories	14,950	21,065
Prepaid expenses and other current assets	3,094	3,417

Total current assets	294,753	240,360

Property and equipment, net	25,431	22,459
Goodwill	1,927	1,927
Non-current auction rate securities	28,767	37,946
Other assets	25,343	3,669

Total assets	$376,221	$306,361

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$32,210	$27,784
Accrued compensation	8,450	6,510
Income taxes payable	9,128	7,095
Current deferred tax liability	9,419	—
Other accrued liabilities	11,813	9,120
Note payable	65,303	—

Total current liabilities	136,323	50,509

Convertible senior subordinated notes	—	125,000
Other liabilities	18,484	17,075

Commitments and contingencies

Stockholders’ equity:
Preferred stock;
$.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock;
$.001 par value; 60,000,000 shares authorized; 43,779,011 and 42,500,535 shares issued, and 34,690,911 and 33,412,435 shares outstanding, respectively	44	43
Additional paid in capital	270,962	222,543
Less: 9,088,100 and 9,088,100 treasury shares, respectively, at cost	(237,387)	(237,387)
Retained earnings	187,666	130,895
Accumulated other comprehensive income/(loss)	129	(2,317)

Total stockholders’ equity	221,414	113,777

Total liabilities and stockholders’ equity	$376,221	$306,361

SYNAPTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net revenue	$115,327	$96,854	$473,302	$361,057
Cost of revenue (1)	68,924	58,085	281,793	213,606

Gross margin	46,403	38,769	191,509	147,451
Operating expenses
Research and development (1)	18,995	14,438	68,026	50,093
Selling, general, and administrative (1)	12,944	13,780	54,014	48,126

Total operating expenses	31,939	28,218	122,040	98,219

Operating income	14,464	10,551	69,469	49,232
Interest and other income, net	452	1,351	3,222	9,652
Interest expense	(234)	(449)	(1,238)	(1,822)
Gain on settlement of debt	—	—	—	2,689
Gain on early retirement of debt	—	—	3,600	—
Impairment (loss)/ recovery on investments	160	(4,726)	(9,243)	(10,963)

Income before income taxes	14,842	6,727	65,810	48,788
Provision for income taxes (2)	1,760	4,093	11,486	17,688

Net income	$13,082	$2,634	$54,324	$31,100

Net income per share:
Basic	$0.38	$0.08	$1.60	$0.83

Diluted	$0.36	$0.07	$1.53	$0.79

Shares used in computing net income per share:
Basic	34,388	33,969	33,981	37,667

Diluted	36,348	35,240	35,577	39,365

(1) Includes share-based compensation charges of:

Cost of revenue	$430	$136	$1,680	$1,102
Research and development	2,624	1,765	8,897	6,321
Selling, general, and administrative	3,726	2,934	13,843	10,080

	$6,780	$4,835	$24,420	$17,503

(2) Includes tax benefit for share-based compensation charges of:
	$2,523	$1,486	$7,972	$6,114

Non-GAAP net income per share
Basic	$0.50	$0.32	$2.29	$1.36

Diluted	$0.47	$0.30	$2.19	$1.31

SYNAPTICS INCORPORATED
Computation of Basic and Diluted Net Income Per Share
(in thousands except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Numerator:
Basic and diluted net income	$13,082	$2,634	$54,324	$31,100

Denominator:
Shares, basic	34,388	33,969	33,981	37,667
Effect of dilutive share-based awards	1,960	1,271	1,596	1,698

Shares, diluted	36,348	35,240	35,577	39,365

Net income per share:
Basic	$0.38	$0.08	$1.60	$0.83

Diluted	$0.36	$0.07	$1.53	$0.79

Computation of non-GAAP basic and diluted net income per share (unaudited):

Numerator:
Reported net income	$13,082	$2,634	$54,324	$31,100

Non-GAAP adjustments (net of tax, if applicable):
Gain on settlement of debt	—	—	—	(2,078)
Gain on early retirement of debt	—	—	(2,133)	—
Impairment loss/(recovery) on investments	(160)	4,726	9,243	10,963
Share-based compensation	4,257	3,349	16,448	11,389

Non-GAAP basic and diluted net income	$17,179	$10,709	$77,882	$51,374

Denominator:
Shares, basic	34,388	33,969	33,981	37,667
Effect of dilutive share-based awards	1,960	1,271	1,596	1,698

Shares, diluted	36,348	35,240	35,577	39,365

Non-GAAP net income per share:
Basic	$0.50	$0.32	$2.29	$1.36

Diluted	$0.47	$0.30	$2.19	$1.31